Exhibit 10.2

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 15, 2020, between and among Dunne Manning Stores LLC, a Delaware limited liability company (“DMS”), NOVA8516 LP, a Delaware limited partnership (“NOVA”), Turnoutz V LP, a Delaware limited partnership (“Turnoutz”), Dunne Manning Wholesale LLC, a Delaware limited liability company (“DMW”, and DMS, NOVA, Turnoutz, and DMW collectively, the “Sellers”), Dunne Manning Realty LP, a Pennsylvania limited partnership (“DMR”), Dunne Manning Inc., a Delaware corporation (“DMI”), and CrossAmerica Partners LP, a Delaware limited partnership (“CrossAmerica”).  Sellers, DMR, DMI and CrossAmerica are referred to herein each individually as a “Party” and collectively as the “Parties”.

RECITALS

A.Certain of the Sellers are affiliates of Dunne Manning Partners LLC, which indirectly owns 100% of the membership interests in CrossAmerica GP, LLC, a Delaware limited liability company (the “General Partner”), the general partner of CrossAmerica.

B. Sellers collectively own the Assets (as defined below) at the locations set forth on Exhibit A hereto (the “Locations”). Specifically, the Seller(s) identified on Exhibit A currently (i) operate the convenience store business, including related retail fuel operations, car washes and ancillary franchised and proprietary quick-serve restaurant businesses at each of the Locations identified on Exhibit A as retail operation sites (the “Retail Locations”), and (ii) are party to certain agreements with Dealers (as defined below) for the operation of the businesses at each of the Locations identified on Exhibit A as “Dealer Locations”, and (iii) supply wholesale motor fuels to certain of the Locations identified on Exhibit A as “Supply Locations” pursuant to contractual arrangements with motor fuel branded suppliers and with the respective operators of each Supply Location.

C.The Parties desire that, upon the terms and subject to the conditions set forth in this Agreement, in exchange for payment of the Purchase Price (as defined below) according to the terms of this Agreement, Sellers will assign and deliver to CrossAmerica all of the Assets, and CrossAmerica will assume the Assets as of the Closing Date (as defined below).

D.To the extent identified on Exhibit A hereto, the fee owner or leasehold interest holder of the real property at certain Locations is either (i) one or more subsidiaries of CrossAmerica (identified as “CAPL” on Exhibit A),  (ii) NOVA, (iii) DMR, an affiliate of Sellers, or (iv) DMI, affiliate of Sellers.

E.(i)  The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of the General Partner, has, based on the belief of the members of the Conflicts Committee that the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement are in the best interests of CrossAmerica, unanimously approved the transactions contemplated hereby and such approval constituted “Special Approval” for purposes of the First Amended and Restated Agreement of Limited

Partnership of CrossAmerica, as amended, (ii) the Conflicts Committee has unanimously recommended that the Board of Directors approve the transactions contemplated hereby, and (iii) subsequently, the Board of Directors has approved the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE  1

Purchase and Sale of Assets;

Assumption of Certain Liabilities

1.1.Assets.

Upon the terms and subject to the conditions set forth in this Agreement, in exchange for CrossAmerica’s payment of the Purchase Price (as defined below) at the Closing, each Seller agrees to assign, transfer, convey and deliver to CrossAmerica, all of Sellers’ right, title and interest in and to all of the following assets (collectively, the “Assets”), free and clear of all Liens (other than Permitted Liens):

(a)Retail Assets.  All assets owned by Sellers and used in the operation of the convenience store business, including related retail fuel operations, car washes and ancillary franchised and proprietary quick-serve restaurant businesses at each of the Retail Locations, including:

(i)Equipment.  All tangible personal property owned by Sellers and primarily used in connection with the operation of the Locations including, without limitation, all furniture, fixtures, shelving, display racks, walk-in boxes, furnishings, signage, fuel dispensing equipment and associated pumps, hoses, lines and nozzles (all to the extent such are above ground), automated teller machines (ATMs, if owned), security systems, registers, telephone systems, computer equipment and non-proprietary third party software, office equipment, credit card systems, credit card invoice printers and electronic point of sale devices, money order machines and money order stock, parts, tools, supplies and other items of equipment of any nature whatsoever (collectively, the “Seller Equipment”). For the avoidance of doubt, the Seller Equipment shall not include any fuel storage tanks, fill holes and fill hole covers and tops, pipelines, vapor lines, underground pumps and hoses, Stage I and Stage II vapor recovery equipment, containment devices, monitoring equipment, cathodic protection systems or other elements associated with any of the foregoing or other systems (the “UST Systems”) located at the Locations and owned by Sellers; nor shall the Seller Equipment include any fuel canopies located at the Locations and owned by Sellers.

(ii) In-Store Cash.  All change funds and other cash on hand (including in ATMs, if owned by Sellers) (“In-Store Cash”) at the applicable Location on the Closing Date.

(iii)Inventory.  All inventories of every kind and nature owned by Sellers for sale at the applicable Location on the Closing Date, including all fuel inventory, supplies, food service inventory, cigarettes and tobacco products, and all other merchandise inventory as described in Schedule 2.4(b)(ii) (collectively, the “Inventory”).

(iv)Assignable Permits.  All assignable Permits (as hereinafter defined) owned or held by Sellers in connection with the applicable Location, and all rights related thereto.

(v)Goodwill and other Intangible Assets.  All goodwill and other intangible assets associated with the Assets including any warranties associated with the Seller Equipment and other assets.

(vi)Intellectual Property. All brand names used by Sellers or their affiliates in the operation of the Retail Locations, and all associated trademarks, trademark rights, service marks, service mark rights, tradenames, tradename rights, logos and associated intellectual property rights.

(b)Dealer Agreements.  All of Sellers’ rights under those site leases or subleases, fuel supply agreements or other contracts by which Sellers have any obligation to lease or sublease any Location to any dealer, commission agent, sub-jobber or other wholesale customer (as the case may be, a “Dealer”), and/or to sell any branded or unbranded motor fuel to any Dealer, or pursuant to which any Dealer has any right to purchase any branded or unbranded motor fuel from Sellers (collectively, the “Dealer Agreements”). The rights under the Dealer Agreements assigned to CrossAmerica pursuant to this Agreement shall include all related incentive agreements and all collateral and related rights securing the Dealers’ obligations under the Dealer Agreements including, without limitation, any cash deposits, letters of credit, guarantees, security agreements, loan agreements, promissory notes, pledges of certificates of deposit, mortgages, UCC financing statements and filings and other collateral related instruments and documents.

(c)Other Assumed Contracts.  All of Sellers’ rights under (i) any tenant leases or other contracts by which any third party leases or operates any portion of a Location (such as, for example, a quick service restaurant (“QSR”) franchise agreement or sublease) and (ii) any other Contracts (as hereinafter defined) necessary for the continued operation of a particular Location, including, for example, any franchise agreements for company-operated QSR or similar agreements or arrangements, and (iii) any fuel supply agreements, PMPA franchise agreements, or similar agreements pursuant to which any Seller purchases fuel from any branded or unbranded fuel supplier (collectively with the Dealer Agreements, the “Assumed Contracts”).

(d)Books and Records.  All books and records of Sellers relating to the businesses at the Locations.

1.2.Consideration.

(a)Purchase Price.  CrossAmerica shall, at the Closing, (i) issue to Sellers, according to the allocation provided in Schedule 1.2 hereto, Eight Hundred Forty-Two Thousand and Eight Hundred Ninety-One (842,891) common units representing limited partner interests in CAPL (the “CAPL Common Units”); and (ii) pay to Sellers, according to the allocation provided in Schedule 1.2 hereto, cash in the amount of Twenty-One Million Dollars ($21,000,000) (the “Cash Consideration,” and together with the CAPL Common Units, the “Purchase Price”).  For the avoidance of doubt, the allocation of Purchase Price indicated in Schedule 1.2 is distinct from any tax allocations made pursuant to Section 2.7 hereof.

(b)Inventory Payments and In-Store Cash.  As set forth herein, including in Schedule 2.4(b)(ii) hereto, CrossAmerica shall pay to Sellers the Inventory Price, and the aggregate value of the In-Store Cash, with such payments being separate from, and in addition to, the Purchase Price.

1.3.Excluded Assets.

Sellers shall assign and deliver only the assets described in Section 1.1 above and shall not assign (and shall retain) all other assets of such Seller, whether associated with the Locations or otherwise (collectively, the “Excluded Assets”).  The Excluded Assets shall include, without limitation:

(a)all rights or obligations under all Contracts other than the Assumed Contracts;

(b)any post-Closing environmental reimbursements from any governmental reimbursement fund for environmental cleanup or remediation expenses incurred and paid for by Sellers or their affiliates (other than CrossAmerica and its subsidiaries) with respect to a Location before the Closing (and after the Closing with respect to the Environmental Liabilities (as defined in the ERA referred to below) retained by Sellers or their affiliates (other than CrossAmerica and its subsidiaries) pursuant to the ERA); and

(c)all corporate records, Tax Returns and other books and records that are not expressly included in the Assets pursuant to Section 1.1.

1.4.Assumption of Certain Liabilities.

(a)Upon the terms and subject to the conditions set forth in this Agreement, effective upon the Closing Date, CrossAmerica agrees to assume only the following liabilities and obligations of Sellers (collectively, the “Assumed Liabilities”):

(i)all obligations under the Assumed Contracts assumed by CrossAmerica on the Closing Date, but only to the extent that such obligations (i) are required pursuant to such Assumed Contracts to be performed after the Closing Date and (ii) do not arise from or relate to any breach by Sellers of any such Assumed Contracts or any event, circumstance or condition occurring or existing prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any such Assumed Contracts;

(ii)all Environmental Liabilities and other obligations relating to the UST Systems or the environmental condition of the Locations except for those Environmental Liabilities for which Sellers are responsible pursuant to the ERA; and

(iii)all liabilities and obligations arising out of or based upon CrossAmerica’s ownership and operation of the Assets from and after the Closing Date (including, without limitation, any taxes or assessments relating to the Assets for the portion of any taxable period on or after such Closing Date).

(b)CrossAmerica shall assume only the liabilities expressly described in Section 1.4(a).  All other obligations, debts, taxes, operating expenses, rent, utilities and other liabilities of Sellers of any kind, character or description, whether accrued, absolute, contingent or otherwise, whether associated with the Locations or other Assets or otherwise, shall not be assumed by CrossAmerica and shall be retained by Sellers (collectively, the “Excluded Liabilities”).

1.5Additional Agreements.

(a) Upon the terms and subject to the conditions set forth in this Agreement, effective upon the Closing Date, the applicable Sellers, DMR or DMI, as applicable, on the one hand, and CrossAmerica, on the other hand, shall enter into the following agreements (collectively, the “Additional Agreements”):

(i) a master lease agreement in the form of Exhibit B hereto, with DMR as lessor and CrossAmerica as lessee, with respect to the Locations for which DMR (either as fee owner or pursuant to a prime lease) controls the real property and all improvements thereto, the aggregate annual rent for which shall be Four Million Dollars ($4,000,000.00);

(ii) a master lease agreement in the form of Exhibit C hereto, with NOVA as lessor and CrossAmerica as lessee, with respect to the Locations for which NOVA (as fee owner or pursuant to a prime lease) controls the real property and all improvements thereto, the aggregate annual rent for which shall be Two Million Five Hundred Thousand Dollars ($2,500,000.00); and

(iii)a contract, in form mutually agreeable to CrossAmerica and DMI, with respect to the Locations listed on Schedule 1.5(a)(iii) hereto for which DMI (pursuant to a prime lease) controls the real property and relevant improvements thereto, the terms and conditions of which shall be mutually acceptable to the parties thereto, having the same net economic terms as the projections referred to in Section 4.8 (the “DMI Contract”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, effective upon the Closing Date, CrossAmerica shall, to the extent it is deemed mutually agreeable to the Parties in their reasonable discretion, terminate or cause to be terminated the following agreements relating to certain of the Locations (as identified in this Section 1.5(b), the “Terminated Contracts”), and shall enter into such other agreements, arrangements, or contracts with respect to the same Locations as CrossAmerica in its sole discretion deems necessary, proper, or advisable:

(i) that certain Master Lease Agreement, dated as of June 1, 2014, by and among LGP Realty Holdings GP, LLC, Lehigh Gas Wholesale Services, Inc. and DMS (f/k/a Lehigh Gas – Ohio, LLC), as amended;

(ii) that certain PMPA Franchise Agreement, dated as of October 30, 2012, by and between Lehigh Gas Wholesale LLC and DMS (f/k/a Lehigh Gas – Ohio, LLC), as amended;

(iii) that certain Master Lease Agreement, dated as of September 9, 2015, by and between Lehigh Gas Wholesale Services, Inc. and Turnoutz, LLC, as amended; and

(iv) that certain PMPA Franchise Agreement – Fuel Supply Agreement, dated as of September 22, 2015, by and between Lehigh Gas Wholesale LLC and Turnoutz, LLC, as amended.

(c) For purposes of this Section 1.5, it is understood that CrossAmerica may determine to cause one or more direct or indirect wholly owned subsidiaries to enter into the agreements or take the actions contemplated hereby, and for purposes of this Section 1.5, each such subsidiary or affiliate is included within the definition of “CrossAmerica” to the extent necessary to effect the transactions contemplated hereby.

ARTICLE  2

Closing; Prorations; Etc.

2.1.Adjustment of Purchase Price Prior to Closing.

(a)Purchase Price Adjustment. If any of the following occurs with respect to a Location before the Closing:

(i)the Parties reasonably conclude that the environmental or other condition of the Location materially impairs the value of the Location or would materially hinder its operation as a convenience store with retail fuel operations;

(iii)the Location suffers material damage or destruction or Sellers receive notice of a planned condemnation of a material part of the Location;

(iv)a Dealer Agreement relating to such Location cannot be assigned to CrossAmerica at the Closing, in accordance with the terms thereof, for any reason (including, without limitation, the failure to obtain a consent required for the assignment thereof);

(v) the Parties are not able to agree upon a mutually acceptable DMI Contract; or

(vi)the Diligence Report relating to the Location prepared pursuant to Section 3.5 hereof discloses any matter that would constitute a material exception to the representations and warranties set forth in Article 4 or any Additional Agreement without regard to any materiality or Material Adverse Effect qualifiers set forth in such representations and warranties (and for purposes of this clause (v): (x) any matter disclosed in the Diligence Report for a Location shall constitute an “exception” to the applicable representations and warranties set forth in Article 4; and (y) any such exception shall be deemed “material” if the applicable matter materially impairs the value of the Location or would materially hinder its operation as a convenience store with retail fuel operations);

then, in any such event, CrossAmerica may elect, in its sole discretion, to request an adjustment to the Purchase Price for the applicable Location and the other Assets relating primarily to such Location as set forth herein.  Not less than five (5) days before the Closing Date, CrossAmerica shall deliver in writing its requested modifications to the allocated value for each of the Locations as set forth on Schedule 1.2 hereof (the “Allocated Value”), and the Parties shall negotiate in good faith the extent of any value impairment to any Location and shall agree to a modified Exhibit A reflecting the adjusted Allocated Value accordingly; provided, however, that if the Parties cannot agree within two (2) days to a mutually acceptable adjustment to the Allocated Value for any Location, CrossAmerica shall have the right to remove such Location and the other Assets relating primarily to such Location from this Agreement.

(b)Adjustment to Purchase Price. If the Allocated Value for any Locations are adjusted pursuant to Section 2.1(a), then the amount owed by CrossAmerica to Sellers as Cash Consideration shall be reduced by the adjusted Allocated Value that is attributed to such Location, and the Exhibits to this Agreement shall be updated accordingly to reflect such adjustment.

2.2.Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place (a) at the offices of CrossAmerica or, if the Parties so agree, remotely by the electronic exchange of documents and signatures, on the third business day after the last to be satisfied or waived of the conditions set forth in Article 8 hereof has been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Parties may mutually agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.3.Closing Matters.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)Sellers, DMR and DMI shall deliver to CrossAmerica the assignments, bills of sale and other closing documents provided for in Section 2.4(a) below.

(b)CrossAmerica shall pay to Sellers the Purchase Price as provided for herein, and shall deliver to Sellers all documents provided for in Section 2.4(b) below.

(c)Each Party shall deliver to the other Party such other documents, certificates, instruments and writings required to be delivered pursuant to Article 8 or otherwise required pursuant to this Agreement.

2.4.Closing Deliveries.

(a)Sellers’ Closing Deliveries.  At the Closing:

(i)Equipment, Etc.  Sellers shall deliver to CrossAmerica such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to CrossAmerica, as shall be effective to vest in CrossAmerica all of Sellers’ right, title and interest in and to the Equipment and other Assets.  A satisfactory form of the bill of sale is attached hereto as Schedule 2.4(a)(i) (the “Bill of Sale”).

(ii)Assumed Contracts.  Sellers shall deliver to CrossAmerica an executed Assignment and Assumption of Contracts in substantially the form attached hereto as Schedule 2.4(a)(ii) (a “Contract Assignment”) for the Dealer Agreements and other Assumed Contracts, together with a consent to assignment executed by the applicable counterparty to each such Contract (if required by the terms of the applicable Contract) in form and substance reasonably satisfactory to the Parties.

(iii)Authority Documents. Sellers shall deliver to CrossAmerica a current certificate of good standing or qualification of each of the Sellers, in each case issued by the Secretaries of State of their states of organization and of any other state in which any of the Locations is located.  Sellers shall also deliver to CrossAmerica a certificate of Sellers’ secretary certifying as to their constituent charter documents and any corporate proceedings relating to the authorization, execution and delivery of this Agreement.

(iv)Closing Certificate.  Sellers shall deliver to CrossAmerica a certificate duly executed by an authorized officer of Sellers, dated as of the Closing Date, in substantially the form attached hereto as Schedule 2.4(a)(iv).

(v)Additional Agreements.  Sellers, DMI or DMR, as applicable, shall deliver, or cause to be delivered, to CrossAmerica a counterpart of each of the Additional Agreements as provided for in Section 1.5(a), duly executed by the parties to such Additional Agreements.

(vi)Termination Agreements.  Sellers shall deliver, or cause to be delivered, to CrossAmerica a counterpart of termination agreements (the “Termination Agreements”), in form and substance satisfactory to the Parties, terminating each of the Terminated Contracts as provided for in Section 1.5(b), duly executed by the parties to such Terminated Contracts.

(vi)Miscellaneous.  Sellers deliver to CrossAmerica such other documents required or reasonably requested by CrossAmerica in order to consummate and make effective the transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to CrossAmerica, including any management agreements required by Section 6.2 hereof.

(b)CrossAmerica’s Closing Deliveries.  At the Closing:

(i)Payment of Purchase Price. CrossAmerica shall:

(A)issue or cause to be issued to the Sellers the CAPL Common Units, according to instructions Sellers shall provide in writing prior to the Closing with respect to the transfer and holding of the CAPL Common Units in one or more brokerage accounts; and

(B)pay to Sellers, by wire transfer of immediately available funds to such bank account or accounts as designated in writing by Sellers, the Cash Consideration, as adjusted for the aggregate net amount of all amounts prorated or credited to CrossAmerica pursuant to Section 2.1(b), Section 2.5, Section 2.6, Section 3.6 or any other provision of this Agreement.

(ii)Payment for Inventory and In-Store Cash. CrossAmerica shall pay to Sellers, by wire transfer of immediately available funds to such bank account or accounts as designated in writing by Sellers, the Estimated Inventory Price and the aggregate value of the In-Store Cash, as determined pursuant to Schedule 2.4(b)(ii).

(iii)Contract Assignments.  CrossAmerica shall deliver to Sellers a duly executed counterpart of each Contract Assignment.

(iv)Assumption of Assumed Liabilities. CrossAmerica shall deliver to Sellers a written undertaking, in substantially the form attached to the Bill of Sale, whereby CrossAmerica shall assume the Assumed Liabilities at the Closing.

(v)Authority Documents.  CrossAmerica shall deliver to Sellers a current certificate of good standing issued by the Secretary of State of the State of Delaware.  CrossAmerica shall also deliver to Sellers a certificate of the secretary of CrossAmerica’s general partner as to its constituent charter documents and any partnership proceedings relating to the authorization, execution and delivery of this Agreement.

(vi)Closing Certificate.  CrossAmerica shall deliver to Sellers a certificate duly executed by an authorized officer of CrossAmerica, dated as of the Closing Date, in substantially the form attached hereto as Schedule 2.4(b)(vi).

(vii)Additional Agreements.  CrossAmerica shall deliver, or cause to be delivered, to Sellers, DMR or DMI (as applicable) a counterpart of each of the Additional Agreements as provided for in Section 1.5(a), duly executed by the parties to such Additional Agreements.

(viii)Termination Agreements. CrossAmerica shall deliver, or cause to be delivered, to Sellers a counterpart of the Termination Agreements, in form and substance satisfactory to the Parties, terminating each of the Terminated Contracts as provided for in Section 1.5(b), duly executed by the parties to such Terminated Contracts.

(ix)Miscellaneous. CrossAmerica shall deliver to Sellers such other documents required or reasonably requested by Sellers in order to consummate and make effective the transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to Sellers, including any management agreements required by Section 6.2 hereof.

2.5.Closing Costs.

Except as may be provided in the ERA relating to costs incurred under the ERA, each Party will bear its own fees, costs and expenses associated with the transactions contemplated hereby, including attorneys’ fees, appraisal, brokerage, consulting and/or due diligence costs, and any other related fees and expenses.

2.6.Prorations and Adjustments.

The following expenses relating to the Locations shall be prorated between the Parties except to the extent that any such expenses are the responsibility of any Dealer or other third party under an Assumed Contract (collectively, the “Proration Amounts”):

(a)Utility Charges.  All telephone, electricity and other utility charges paid or payable by Sellers with respect to any Location shall be prorated as of the Closing Date.  For any such metered utilities, the Parties shall ensure that all meters are read on the Closing Date and accordingly switched over to CrossAmerica’s account as of such date.

(b)Security Deposits, Charges Under Leases, Etc.  At the Closing, CrossAmerica shall reimburse Sellers for all refundable security deposits paid by Sellers pursuant to any applicable Assumed Contracts and any refundable utility or other deposits paid by Sellers, and such deposits shall be assigned to CrossAmerica.  Similarly, CrossAmerica shall receive a credit at the Closing for all refundable security or other deposits paid to Sellers pursuant to any applicable Assumed Contracts and by tenants occupying the Locations.  All amounts paid or payable by or to Sellers pursuant to any applicable Assumed Contracts and by any tenants occupying the Locations under leases or otherwise including, without limitation, rental (including percentage rent or prepaid rent), taxes (including contributions by lessees to real estate taxes), common area charges, maintenance charges, utilities charges, business taxes, merchants’ association and advertising fees and occupancy costs shall be prorated as of the Closing Date.

(c)Accounts Payable.  All accounts payable at a Location with respect to the period prior to the Closing Date shall be paid by Sellers (including all invoices that are not received until after the Closing Date).

(d)Accounts Receivable.  All payments made with respect to the credit card receipts and accounts receivable of Sellers arising out of the sale of inventory at any of the Locations prior to the Closing Date shall be paid to Sellers, and CrossAmerica shall pay over to Sellers any such amounts it may receive promptly following its receipt thereof.  Similarly, all payments made with respect to accounts receivable of CrossAmerica arising out of its operation of any of the Locations after the Closing Date shall be paid to CrossAmerica, and Sellers shall pay over to CrossAmerica any such amounts it may receive promptly following its receipt thereof.

Not less than three, and not more than five business days prior to the Closing, Sellers will prepare and deliver to CrossAmerica a written statement setting forth Sellers’ good faith estimates of the Proration Amounts, and each Party shall reasonably cooperate with the other Party to determine the Proration Amounts based on the latest available information. At the Closing, the Parties shall make such payment as is determined to be due and owing with respect to such Proration Amounts. As soon as practicable after the actual Proration Amounts are available, but in any event within 90 days after the Closing Date, the Parties shall make any necessary adjustments based on such information and pay over to the other Party the amount of any such adjustment that may be due and owing by such party.  If necessary, further adjustments shall be made on the six-month and twelve-month anniversaries of the Closing Date, until all adjustments and allocations have been finally completed.

2.7.Tax Allocation; Tax Cooperation.

(a)Tax Allocation.  At or prior to the Closing, the Parties shall agree upon an allocation of the fair value of the various categories of Assets for tax reporting purposes in compliance with applicable tax laws.  Each Party agrees that it shall report for federal, state, local and all other tax purposes in a manner consistent with such allocation and that it shall not take any position inconsistent with such allocation in connection with any examination, claim, action or other proceeding by or against any taxing authority or for any other purpose, in each case unless otherwise required by applicable law.

(b)Cooperation.  After the Closing Date, the Party responsible for filing any applicable tax return with respect to the Locations or the transactions contemplated hereby shall be responsible hereunder to timely file the applicable tax return and pay all taxes due thereon (subject to the prorations provided for herein and the indemnification provisions set forth in Article 7 hereof).  The Parties shall make available to the other, as reasonably requested, and to any governmental or taxing authority, all information, records or documents relating to taxes for all periods prior to or including the Closing Date.  After the Closing Date, the Parties shall reasonably cooperate in good faith, as and to the extent reasonably requested by the other, in connection with the filing of tax returns and any audit, litigation, appeal, hearing, or other proceeding with respect to taxes.  Such cooperation shall include providing the information, records, and documents described above and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.  Each Party shall bear its own expenses in complying with the foregoing provisions (subject to the prorations provided for herein and the indemnification provisions set forth in Article 7 hereof).

ARTICLE  3

Due Diligence Review;

Environmental Liabilities; Etc.

3.1.Due Diligence Review.

Between the date hereof and the Closing Date, Sellers shall provide CrossAmerica and its employees, accountants, consultants, legal counsel, agents and other authorized representatives reasonable access during regular business hours and upon reasonable notice to the Locations, Assumed Contracts, books and records and other Assets for the purpose of conducting such review of the Assets as CrossAmerica may reasonably desire, and shall furnish CrossAmerica with such information as CrossAmerica may from time to time reasonably require with respect to such Assets; provided, that any Party shall be permitted to perform environmental assessments of the Locations only as set forth in the ERA.  The Parties shall cause their officers and employees to assist in conducting such reviews and shall cause its counsel, accountants, consultants and other non-employee representatives to be reasonably available for such purposes.

3.2.Lien Searches.

Between the date hereof and the Closing Date, Sellers shall order and provide to CrossAmerica such state and local UCC searches, tax liens searches, judgment lien searches and other searches with respect to the Assets as the Parties mutually deem appropriate in connection with the transactions contemplated hereby.  The costs of such searches shall be borne by Sellers.

3.3.Environmental Responsibility Agreement.

Simultaneously with the execution and delivery of this Agreement, the Parties are entering into an Environmental Responsibility Agreement, dated as of the date hereof (as amended from time to time, the “ERA”), relating to certain environmental and occupational health and safety matters related to the Locations.  As more fully set forth in the ERA, between the date hereof and the Closing Date, the Sellers shall make available to CrossAmerica all books and records relating to the environmental condition of the Locations and shall have the Site Assessment, as defined in the ERA, performed pursuant to the terms of the ERA.

3.4.Inspection of Material Items of Equipment.

(a)Between the date hereof and the Closing Date, CrossAmerica may, at its own expense, physically inspect the Locations and the Assets to be assigned to it hereunder at a time mutually agreed upon by the Parties, to confirm that Material Items of Equipment are in working order.  The term “Material Items of Equipment” shall mean such material items of equipment that are normally and customarily required to operate each applicable Location (whether or not specifically included as Seller Equipment), including HVAC systems, point of sale equipment, dispensers, walk in coolers, cooking equipment (if applicable), canopies, and price signs.  Prior to the Closing Date, Sellers shall maintain and generally repair their Material Items of Equipment in their current condition consistent with past practice, but shall have no obligation to make any extraordinary repairs or to replace any equipment prior to the Closing; provided, that on the Closing Date, the Material Items of Equipment shall be in operating condition.

(b)Notwithstanding the foregoing or anything else herein to the contrary (including, without limitation, Sections 4.4 and 4.6), Sellers make no representation, warranty or covenant that any of the Equipment at any of the Locations is or shall be in compliance with applicable payment card industry (PCI) data security standards or any related applicable laws or regulations or the EMV standards of any credit card issuer or processor.

Section 3.5.Diligence Report.

As soon as is practicable after the date hereof, and in any event not less than fifteen (15) business days before the Closing Date, the Sellers shall deliver to CrossAmerica and to the Conflicts Committee a report (a “Diligence Report”) signed by the officers of the respective Sellers who are overseeing the due diligence review of the Assets summarizing (i) any material issues affecting any of the Locations, including (A) those described in Section 2.1(a), (B) any fact, occurrence or event that would constitute a breach of any representation or warranty set forth in any Additional Agreement, and (C) any provision of any lease that is superior to any Additional Agreement that (I) conflicts with the terms of any Additional Agreement, (II) would impose a material obligation upon CrossAmerica that is not set forth in an Additional Agreement or (III) otherwise would reasonably be expected to hinder the use of the applicable Location as a retail convenience store, (ii) any Baseline Condition (as defined in the ERA) at any of such Locations and (iii) any exceptions to the representations and warranties made herein with respect to such Locations that were discovered in the course of such due diligence review.  If a Location is not removed pursuant to Section 2.1(a) as a result of information in the Diligence Report (or otherwise), then immediately upon the Closing Date, the information in the Diligence Reports (to the extent such information, in the aggregate, provided CrossAmerica with the right to remove a Location pursuant to Section 2.1(a)) shall be deemed to have modified the representations and warranties contained herein accordingly, and CrossAmerica shall be deemed to have irrevocably waived any right to indemnification under Article 7 with respect to such information; provided, that this Section 3.5 shall not affect in any manner whatsoever CrossAmerica’s right to indemnification under Article 7 with respect to any other information in the Diligence Report or the allocation of responsibility for Baseline Condition set forth in the ERA or any other provisions of the ERA (including, without limitation, the indemnification provisions of the ERA).

3.6.Casualty or Condemnation.

(a)Casualty.  If any Location suffers material damage or destruction between the date hereof and the Closing Date, the Sellers shall: (i) repair or make adequate provision for the repair of the subject Location before the Closing Date; or (ii) credit CrossAmerica at the Closing with an agreed upon amount to represent the reduction in the value of the affected Location caused by the casualty (including the value of the related Assets, as applicable).  If the Sellers elect to credit CrossAmerica pursuant to clause (ii) above, but the Parties are unable to agree upon the reduction amount prior to the Closing Date, the amount will be established after the Closing Date by an independent appraisal performed by an experienced and licensed insurance adjuster located in the state where the affected Location is located, and thereafter promptly reimbursed by the Sellers to CrossAmerica.  Such insurance adjuster will be selected by mutual agreement of the Parties or, failing their agreement, by an adjuster selected by each of the adjusters selected by the Parties.

(b)Condemnation.  If between the date hereof and the Closing Date, a Seller receives notice of a planned or threatened condemnation of all or part of a Location, and the Location is not removed from this transaction pursuant to Section 2.1(a), CrossAmerica shall accept the applicable Location without any valuation adjustment.  However, upon the Closing, the Sellers shall assign to CrossAmerica all of the Sellers’ interest in any award that may be payable on account of the condemnation.

ARTICLE  4

Representations and Warranties of Sellers, DMI and DMR

Each Seller, DMI and DMR hereby represents and warrants to CrossAmerica (a) in the case of Section 4.1, Section 4.2(a)(i), Section 4.2(b) and Section 4.9 below, as of the date hereof and as of the Closing Date, and (b) in all other cases, as of the Closing Date and except as set forth in the Diligence Reports, as follows:

4.1.Organization and Authority.

Each Seller, DMI and DMR is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own the Assets and to carry on its business as now being conducted, to enter into this Agreement, the ERA, the Additional Agreements and the Termination Agreements (as applicable) and to perform its obligations hereunder and thereunder.  Each Seller, DMI and DMR is duly qualified to do business and in good standing in each jurisdiction in which the ownership of any of the Locations or the Assets makes such qualification necessary, except for such failures to so qualify or be in such good standing that, alone or in the aggregate, would not reasonably be expected to have a material adverse effect (a “Material Adverse Effect”) on the Assets.  The execution, delivery and performance of this Agreement, the ERA, the Additional Agreements and the Termination Agreements (as applicable) by the Sellers, DMI and DMR have been duly authorized by all necessary action and no other proceedings on the part of Sellers, DMI and DMR are necessary to authorize the execution, delivery and performance of this Agreement, the ERA, the Additional Agreements and the Termination Agreements (as applicable).  Each of this Agreement, the ERA, the Additional Agreements and the Termination Agreements (as applicable) has been duly executed and delivered by Sellers, DMI and DMR and constitutes the valid and binding obligation of Sellers, DMI and DMR, enforceable against Sellers, DMI and DMR in accordance with its terms.

4.2.No Violations; Required Consents.

(a)The execution, delivery and performance of this Agreement, the ERA, the Additional Agreements and the Termination Agreements (as applicable) by each Seller, DMI and DMR do not and will not constitute or result in (i) a breach or violation of the certificate or articles of incorporation or organization, by-laws, operating agreement, partnership agreement or other constituent charter documents of any Seller, DMI or DMR or (ii) assuming receipt of the consents and approvals referred to in Section 4.2(b), a breach or violation of, a default under, the acceleration of or the creation of any lien, security interest, mortgage, pledge, claim or other similar encumbrance (collectively “Liens”) (with or without the giving of notice or the lapse of time) pursuant to, or any obligation, penalty or premium to arise or accrue under, any provision of any Assumed Contract or any material contract, agreement or instrument to which any Seller, DMI or DMR is a party or by which any of them is bound or to which any of their respective Locations or assets are subject, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which any Seller is subject.

(b)No notices, reports or other filings are required to be made by Sellers, DMI or DMR with, and no consents, approvals or other authorizations are required to be obtained by Sellers, DMI or DMR from, any governmental or regulatory authority or any individual, corporation, partnership, trust, limited liability company, association or other entity (as the case may be, a “person”), pursuant to any applicable laws, the Assumed Contracts or any material contract to which any Seller, DMI or DMR is a party, in connection with the execution, delivery and performance of this Agreement, the ERA, the Additional Agreements or the Termination Agreements.

4.3.Warranty of Title.

Sellers own all right, title and interest in and to all of the Assets, free and clear of all Liens, except for (a) the Dealer Agreements and other Assumed Contracts; (b) any mortgages, mechanic’s and materialmen’s Liens, and other monetary Liens and encumbrances against the Assets (other than Liens for real estate taxes and assessments that are not yet due and payable), all of which will be removed, cured, released at or prior to the Closing Date (provided, however, that Sellers shall not be obligated to cure, remove or cancel any Monetary Liens incurred by any Dealer); (c) statutory Liens of landlords; (d) easements, rights of way, zoning ordinances, and other Liens, imperfections of title and defects, all to the extent applicable at any Location and to the extent they affect the Assets; and (e) other Liens that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the title or use of the affected Location as a convenience store with retail fuel operations (collectively, “Permitted Liens”).

4.4.The Locations.

(a)Exhibit A hereto accurately lists the commonly known addresses of the Locations.

(b)(i) Each Retail Location and, to the Knowledge of Sellers, each Dealer Location, complies in all material respects with all health, building, fire, safety and other applicable codes, ordinances and requirements, (ii) each Retail Location and, to the Knowledge of Sellers, each Dealer Location, is in compliance in all material respects with all applicable zoning requirements and the use of such Location is a permitted or legally established use under applicable zoning requirements, (iii) none of the Retail Locations and, to the Knowledge of Sellers, none of the Dealer Locations is subject to any condemnation or eminent domain proceeding and (iv) each Retail Location and, to the Knowledge of Sellers, each Dealer Location, is accessible through public or private easements or rights-of-way abutting or crossing such Location.

(c)There are no outstanding mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other person on any of the Assets that will not have been fully paid for on or prior to the Closing Date.

(d)To Sellers’ Knowledge, the environmental records delivered or made available to CrossAmerica pursuant to the ERA do not omit any records, reports or information in Sellers’ possession or control relating to the environmental condition of the Locations or their UST

Systems. To Sellers’ Knowledge, there are no Environmental Liabilities at, related to or affecting the Locations that are not set forth in such environmental records.

(g)With respect to the Retail Locations and, to Sellers’ Knowledge, the Dealer Locations, there are no Liens attributable to taxes other than Liens for taxes not yet due and payable.

(h)The Locations and their related Seller Equipment (that are Material Items of Equipment) are in all material respects structurally sound, in operating condition and repair and sufficient for the continued conduct of business at such Locations after the Closing in substantially the same manner as conducted immediately prior to the Closing.  None of the Excluded Assets are material to the operation of the Locations.

4.5.Assumed Contracts.

Each of the Assumed Contracts is in full force and effect and enforceable in accordance with its terms against the applicable Seller, and to the Knowledge of Sellers, is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto. There is no material breach or default under any such Dealer Agreement or Assumed Contract by either Sellers or, to the Knowledge of Sellers, by any other party thereto, and Sellers have no Knowledge of and has received no notice of the existence of any event or condition that constitutes or, after notice of lapse of time or both, would constitute, a material default by either Sellers or any other party under any such Dealer Agreement or Assumed Contract.

4.6.Compliance with Law; Litigation.

(a)Sellers have all material governmental or regulatory licenses, authorizations, permits, consents and approvals required to operate the Retail Locations, to own the Assets, and to conduct their business as currently owned and conducted (collectively, the ”Permits”).  Sellers are in compliance in all material respects with (i) all Permits applicable to the Locations and the other Assets and (ii) all material laws, rules and regulations applicable to the Locations or the other Assets.

(b)(i) There is no action, suit or proceeding pending or, to the Knowledge of Sellers, threatened against or involving Sellers or the Locations or other Assets that is material to the Locations or other Assets and (ii) none of Sellers, the Locations or other Assets is subject to or bound by any judgment, decree, injunction or other order that, individually or in the aggregate, is material to the operation of the Locations or other Assets.

4.7.Taxes.

(a)(i) All material taxes attributable to the Assets that have become due and payable by Sellers have been timely paid in full, (ii) all material reports, returns, statements (including estimated reports, returns or statements), and other similar filings with respect to taxes attributable to the Assets (collectively, “Tax Returns”) required to be filed by Sellers with respect to the Assets have been timely filed (taking into account all applicable extensions) with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed;

(iii) such Tax Returns are true and correct in all material respects; (iv) there is not currently in effect any extension or waiver of any statute of limitations regarding the assessment or collection of any taxes attributable to the Assets, which period has not yet expired; and (v) there are no administrative proceedings or lawsuits pending or threatened with respect to any taxes attributable to the Assets by any taxing authority for which Sellers have received written notice.

(b)Sellers have complied, or caused agents or other persons or parties on their behalf to comply, with all withholding tax requirements and procedures relating to any employees working at the Locations and has withheld all necessary amounts from such employees and filed all necessary Tax Returns regarding employee income tax withholding and social security, unemployment taxes and all other payroll taxes in compliance with applicable laws and regulations and has made all required remittances in respect of such amounts withheld.

4.8.Financial Information; No Undisclosed Liabilities.

The financial information regarding the Locations that has been provided to CrossAmerica and its advisors prior to the date hereof, including aggregate and site-level financial reports for the twelve month period ended September 30, 2019, and site-level financial reports for the twelve month periods ended December 31, 2018, and December 31, 2017, fairly and accurately presents in all material respects the financial results of the Assets for such period.  The financial projections for the Assets provided to the Conflicts Committee’s financial advisor were prepared in good faith and based upon assumptions and qualifications that management of Sellers considers to be reasonable under the circumstances.

4.9.No Brokers or Finders.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or any of their affiliates.

ARTICLE  5

Representations and Warranties of CrossAmerica

CrossAmerica hereby represents and warrants to Sellers (a) in the case of Section 5.1 and Section 5.2(a)(i) below, as of the date hereof and as of the Closing Date, and (b) in all other cases, as of the Closing Date, as follows:

5.1.Organization and Authority.

CrossAmerica is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to carry on its business as now being conducted, to enter into this Agreement, the ERA, the Additional Agreements and the Termination Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the ERA, the Additional Agreements and the Termination Agreements by CrossAmerica have been duly authorized by all necessary action and no other proceedings on the part of CrossAmerica are necessary to authorize the execution, delivery and performance of this Agreement, the ERA, the Additional Agreements and the Termination Agreements.  Each of this Agreement, the ERA, the Additional Agreements and the Termination Agreements has been duly executed and delivered by CrossAmerica and constitutes the valid and binding obligation of CrossAmerica, enforceable against CrossAmerica in accordance with its terms.

5.2.No Violations; Required Consents.

(a)The execution, delivery and performance of this Agreement, the ERA, the Additional Agreements and the Termination Agreements by CrossAmerica do not and will not constitute or result in (i) a breach or violation of the certificate or articles of incorporation or organization, by-laws, operating agreement, partnership agreement or other constituent charter documents of CrossAmerica or (ii) assuming receipt of the consents and approvals referred to in Section 5.2(b), a breach or violation of, a default under, the acceleration of or the creation of any Lien (with or without the giving of notice or the lapse of time) pursuant to, or any obligation, penalty or premium to arise or accrue under, any provision of any material Contract, agreement or instrument to which CrossAmerica is a party or by which CrossAmerica is bound or to which any of its Locations or assets are subject, or any law, rule, ordinance or regulation or any judgment, decree, order, award or governmental or non-governmental permit to which CrossAmerica is subject.

(b)Except for customary Permits necessary to operate the Locations and the UST Systems after the Closing, no notices, reports or other filings are required to be made by CrossAmerica with, and no consents, approvals or other authorizations are required to be obtained by CrossAmerica from, any governmental or regulatory authority or other person, pursuant to any applicable laws or any material contract to which CrossAmerica is a party, in connection with the execution, delivery and performance of this Agreement, the ERA, the Additional Agreements and the Termination Agreements.

5.3.Validly Issued CAPL Common Units.

The CAPL Common Units to be issued pursuant to Section 1.2 have been duly authorized for issuance and sale to Sellers and are validly issued and fully paid (to the extent required under that certain Amended and Restated Agreement of Limited Partnership of Lehigh Gas Partners LP, dated as of October 30, 2012, as amended, and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

5.4.No Brokers or Finders.

Except for the fees and expenses of Evercore Group, L.L.C., financial advisor to the Conflicts Committee (the fees and expenses of which shall be paid solely by CrossAmerica), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CrossAmerica or any of its affiliates.

ARTICLE  6

Covenants

6.1.Conduct Pending Closing.

Prior to the Closing Date, Sellers shall, and shall cause their affiliates to (in each case, except to the extent that the applicable matter is the responsibility of any applicable Dealer), (i) maintain the Locations and other Assets in working condition and repair and covered by existing policies of insurance; (ii) comply in all material respects with (y) all applicable laws relating to the Locations and other Assets and (z) all Assumed Contracts; (iii) collect their accounts receivable and pay its accounts payable in the ordinary and usual course consistent with past practice; (iv) operate the businesses at the Locations in the ordinary course of business, consistent with their operations for the 12-month period prior to the date hereof, (v) preserve intact their goodwill and relationships with Dealers and other parties having business dealings with respect to the Locations or other Assets and (vi) not take, directly or indirectly, any of the following actions with respect to the Assets unless CrossAmerica otherwise consents in writing or as required by applicable law:

(A)sell, lease or otherwise dispose of any of the Locations or other Assets, or cause or permit any Lien to exist on any of the Locations or other Assets (except Permitted Liens);

(B)make any capital expenditures at the Locations or enter into any contract to do so in excess of $25,000 per Location;

(C)assign, delegate, amend, terminate or permit to lapse, any of the Assumed Contracts (or take any action that would give the other party to such Assumed Contract the right to terminate) or waive any material default by, or release, settle or compromise any material claim against, any other party thereto;

(D)terminate or permit the lapse of any Permit necessary for its ownership or operation of any of the Locations or other Assets; or

(E)settle any claims, demands, lawsuits or proceedings relating to the Locations or other Assets.

(b)Prior to the Closing Date, Sellers shall (i) confer with CrossAmerica on a regular basis to keep it informed with respect to operational matters of a material nature relating to the Assets and to report the general status of the ongoing operations of the Locations, (ii) give prompt notice to CrossAmerica of any communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (iii) give prompt notice to CrossAmerica of (x) any event or circumstance that would reasonably be expected to have a material adverse effect on the Locations or other Assets, (y) a default or alleged default by Sellers under any Assumed Contract or (z) any alleged violations of applicable laws concerning the Locations or other Assets received after the date of this Agreement by Sellers from any governmental authority.

6.2.Appropriate Action; Consents.

(a)Each of the Parties agrees to cooperate and respectively use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to cause the conditions to the Closing to be satisfied by such Party and to consummate and make effective the transactions contemplated by this Agreement, and (b) make all necessary filings, give all notices and obtain from any governmental or regulatory authorities or third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such Party in order to consummate and thereafter make effective the transactions contemplated hereby as promptly as practicable.  Without limitation of the foregoing, each Party shall submit applications for all necessary licenses and permits and all necessary consents relating to franchise agreements as promptly as practicable after the date of this Agreement and, where permitted by applicable law and regulations, will use its commercially reasonable efforts to apply for temporary licenses or permits to the extent necessary to avoid any delay in the Closing.  To the extent that any liquor licenses, other licenses or permits, or consents to the transfer of any franchise agreement or similar agreement have not been effectively issued to CrossAmerica at the Closing Date, then to the extent permitted by applicable law, each Seller agrees to allow CrossAmerica to operate the applicable Location under its franchises, licenses and permits for a period of up to 180 days after the Closing Date at no additional cost, and if requested by Sellers prior to the Closing Date, the Parties shall enter into a written management agreement to the foregoing effect and otherwise in customary form.

6.3.Further Assurances.

At any time and from time to time after the Closing, each Party shall (and shall cause its subsidiaries to), at the reasonable request of the other Party and without further consideration, promptly execute and deliver any further bills of sale, endorsements, assignments and other instruments of conveyance and transfer, and take such other actions as the other Party or its counsel may reasonably request in order to more effectively transfer, convey, assign and deliver to the other Party, and to place the other Party in actual possession and operating control of, and to vest, perfect or confirm, of record or otherwise, in the other Party all right, title and interest in, to and under the Assets to be acquired by it hereunder, or to otherwise carry out the intents and purposes of this Agreement.  In the case of rights relating to the Assets (including, without limitation, under any Assumed Contract) that cannot be transferred effectively without the consent of third parties, Sellers shall use their commercially reasonable efforts to obtain each such consent and, if such consent has not been obtained at or prior to the Closing to provide CrossAmerica with all of the claims, rights and benefits thereof following the Closing (including by means of any subcontracting, sublicensing or subleasing arrangement) during the respective terms thereof and until such consent has been obtained.

6.4.Public Announcements.

Neither Party hereto shall issue any public announcement, report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby without the prior consent of the other Party, except as otherwise required by law or the rules of any applicable securities exchange.

6.5Landlord Estoppel Certificates.

With respect to any Locations owned by Sellers or leased to Sellers by a lessor other than CrossAmerica, Sellers shall: (a) obtain estoppel certificates, in a form reasonably acceptable to CrossAmerica or in such other form as may be required pursuant to the applicable lease, from all landlords of any Locations subject to a prime lease, to the extent that such lease documents require such landlords to provide an estoppel certificate, and (b) use commercially reasonable efforts to obtain such estoppel certificates from all other landlords of any Locations subject to a prime lease, to the extent such lease documents do not require such landlords to provide an estoppel certificate (collectively, the “Landlord Estoppel Certificates”). Sellers shall be responsible for all out-of-pocket third party fees, costs and expenses incurred by Sellers in connection with its attempts to obtain the Landlord Estoppel Certificates.

6.6Dealer Non-Solicit.

(a)During the Restricted Period (as defined below), Sellers, DMI and DMR shall not and shall cause their affiliates not to, directly or indirectly, without the prior written consent of CrossAmerica, solicit, request, advise, induce or attempt to induce any Dealer to (i) terminate (or fail to renew) any Dealer Agreement with respect to any location listed on Exhibit A (each location being a “Restricted Location”) or other agreement in effect between such Dealer and CrossAmerica with respect to such Restricted Location, (ii) violate or default under the terms of any Dealer Agreement or other agreement in effect between such Dealer and CrossAmerica with respect to such Restricted Location, (iii) withdraw, curtail or cancel any of such Dealer’s purchases or other activities pursuant to such Dealer Agreement or other agreement with CrossAmerica known to Sellers with respect to such Registered Location, or (iv) enter into, or negotiate, discuss or seek to enter into, any agreement, arrangement or understanding between such Dealer and Sellers, DMI, DMR or their affiliates with respect to (x) the leasing by such Dealer of any Restricted Location or (y) the purchase by such Dealer of branded or unbranded fuel from Sellers, DMI, DMR or their affiliates (or from any other Person other than CrossAmerica and its Affiliates) for resale at such Restricted Location.

(b)As used herein, “Restricted Period” means, with respect to each Dealer at each Restricted Location, a period commencing on the Closing Date and expiring on the later to occur of (i) the fifth (5th) anniversary of the Closing Date and (ii) the date on which the applicable Dealer Agreement between such Dealer and the Partnership (or Subsidiary of the Partnership) terminates or expires (excluding any extension of the term thereof in effect as of the Closing Date).

ARTICLE  7

Indemnification

7.1.Indemnification by Sellers.

From and after the Closing, Sellers, DMI and DMR shall jointly and severally indemnify and hold harmless CrossAmerica and its affiliates and each of their respective directors, officers, partners, stockholders, managers, members, representatives, employees and agents (collectively, the “CrossAmerica Indemnified Parties”), from and against any liability, loss, damage, judgment, fine, penalty, demand, settlement, claim, cost or expense (including, without limitation, expenses of investigation and defense and reasonable fees and disbursements of counsel), Liens (except Permitted Liens) or other obligations of any nature whatsoever (collectively, “Losses”), incurred by any of them and arising out of, relating to or resulting from:

(a)any breach or inaccuracy in any representation or warranty by Sellers, DMI or DMR set forth in this Agreement (or any certification contained in a certificate delivered pursuant to this Agreement) (without, in each case, giving effect to any materiality or Material Adverse Effect qualifiers);

(b)any breach by Sellers, DMI or DMR of any of their covenants or agreements set forth in this Agreement;

(c)any claim, action, suit, proceeding or investigation of any kind, at law or in equity, arising from acts, omissions, events or other conditions that occurred or existed with respect to any of the Locations or other Assets at any time prior to the Closing Date for such Location or Asset (whether commenced before or after the Closing Date and whether or not disclosed in the Diligence Report);

(d)the Excluded Assets; or

(e)the Excluded Liabilities.

7.2.Indemnification by CrossAmerica.

From and after the Closing, CrossAmerica shall indemnify and hold harmless Sellers and its affiliates and each of their respective directors, officers, partners, stockholders, managers, members, representatives, employees and agents (collectively, the “Sellers Indemnified Parties”), from and against any Losses incurred by any of them and arising out of, relating to or resulting from:

(a)any breach or inaccuracy in any representation or warranty by CrossAmerica set forth in this Agreement (or any certification contained in a certificate delivered pursuant to this Agreement) (without, in each case, giving effect to any materiality qualifiers);

(b)any breach by CrossAmerica of any of its covenants or agreements set forth in this Agreement; or

(c)the Assumed Liabilities.

7.3.Certain Limitations.

(a)The indemnification obligations of Sellers, DMI and DMR under Section 7.1(a) shall not apply to the first $360,000 of Losses referred to therein, except to the extent that such Losses may be incurred by virtue of or result from fraud or from any breach by Sellers, DMI and DMR of their representations and warranties set forth in Sections 4.1, 4.2 or 4.3 (collectively, “Sellers’ Fundamental Representations”). The aggregate indemnification obligations of Sellers, DMI and DMR under Section 7.1(a) shall not exceed $7,200,000; provided however, that the foregoing limitation shall not apply to Sellers’s indemnification obligations under the ERA or to any Losses that may be incurred by virtue of or result from fraud or intentional misrepresentation or any breach of Sellers’ Fundamental Representations.

(b)The indemnification obligations of CrossAmerica under Section 7.2(a) shall not apply to the first $360,000 of Losses referred to therein, except to the extent that such Losses may be incurred by virtue of or result from fraud or from any breach by CrossAmerica of its representations and warranties set forth in Sections 5.1, 5.2 or 5.3 (collectively, “CrossAmerica’s Fundamental Representations”).  The aggregate indemnification obligations of CrossAmerica under Section 7.2 shall not exceed $7,200,000; provided however, that the foregoing limitation shall not apply to CrossAmerica’s indemnification obligations under the ERA or to any Losses that may be incurred by virtue of or result from fraud or intentional misrepresentation or any breach of CrossAmerica’s Fundamental Representations.

(c)The indemnification obligations of the Parties under Section 7.1(a) and Section 7.2(a) shall terminate on the date that is 18 months after the Closing Date; provided, however, that with respect to any claim for indemnification that is asserted or made on or prior to such date, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim; further provided, that the indemnification obligations of the Parties (i) under Sections 7.1 (c), (d) or (e) or Section 7.2(c) or the ERA or (ii) with respect to Losses that may be incurred by virtue of or result from actual fraud or intentional misrepresentation or any breach by Sellers, DMI or DMR of Sellers’ Fundamental Representations or by CrossAmerica of CrossAmerica’s Fundamental Representations, in each case shall continue in full force and effect thereafter until the expiration of the applicable statute of limitations; and further provided, that the indemnification obligations of the Parties under Section 7.1(b) and Section 7.2(b) shall survive for the period provided in such covenants and agreements, if any, or until fully performed (other than covenants and agreements that, by their terms, are to be performed in their entirety prior to the Closing, which shall terminate at the Closing).

(d)The amount of any Loss subject to indemnification hereunder shall be reduced by the amount of any insurance proceeds or any indemnity, contribution or other payment actually recovered by the Indemnified Party (as defined below) from any third party, in each case net of actual costs of recovery, including the amount of any deductible required to be paid by the Indemnified Party.  In the event that any insurance proceeds or other indemnity, contribution or other payment is recovered by an Indemnified Party with respect to any Losses for which the Indemnified Party has previously been indemnified pursuant to this Article 7, the Indemnified Party will promptly refund the amount of such recovery to the Indemnifying Party (net of actual costs of recovery, including the amount of any deductible required to be paid by the Indemnified Party as provided for above).

(e)The amount of any Losses incurred in connection with any breach by a Party of its representations and warranties herein shall be calculated without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” or similar phrases set forth in such representations and warranties (each, a “Materiality Qualifier”).

(f)An Indemnified Party may seek indemnification hereunder only for actual out-of-pocket Losses actually incurred by such Indemnified Party (other than in the event of fraud or intentional misrepresentation), and in no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, imputed, consequential, incidental or indirect damages, lost profits or punitive, special or exemplary damages and, in particular, no “multiple of profits” or “multiple of cash flow”, “multiple of EBITDA” or similar valuation methodology shall be used in calculating the amount of any Losses; provided, however, that this Section 7.3(f) shall not limit an Indemnified Party’s right to indemnification hereunder for any such Losses to the extent (i) such Indemnified Party is required to pay such Losses to a third party in connection with a matter for which such Indemnified Party is otherwise entitled to indemnification hereunder or (ii) such Losses result from fraud or intentional misrepresentation.

7.4.Defense or Prosecution of Claims.

As promptly as practicable after its discovery of grounds for a claim for indemnification hereunder, the applicable Sellers Indemnified Party or CrossAmerica Indemnified Party seeking indemnification (as applicable, the “Indemnified Party”) shall deliver a written claim for indemnification to the indemnifying party or parties (as the case may be, the “Indemnifying Party”), specifying in reasonable detail the basis therefor and, if known, the amount, or an estimate of the amount, of the indemnifiable Losses arising therefrom; provided, however, that the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice. Thereafter, the Indemnified Party shall provide to Indemnifying Party all material information and documentation reasonably available to it to support and verify such claim. If the facts giving rise to a claim for indemnification hereunder arise out of a claim or demand made by any person other than the Indemnified Party or its affiliates (including, without limitation, any governmental or regulatory authority, a “Third Party”), or if in response to any such claim or demand there is any claim or demand made against a Third Party (any such claim or demand by or against a Third Party being a “Third Party Claim”), then the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, with counsel satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within 15 days after the Indemnified Party has provided the Indemnifying Party with notice of such Third Party claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses subject to indemnification hereunder which the Indemnified Party incurs, arising out of the Third Party Claim, (ii) such claim involves only money damages and does not seek an order, injunction or other equitable relief against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that there is not a conflict of interest between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in the defense or prosecution of such claim, and (iv) the Indemnifying Party conducts defense of the Third Party Claim actively and diligently. After any assumption of the defense or prosecution of any claim by the Indemnifying Party, the Indemnified Party shall have the right, but not the obligation, to participate in the defense or prosecution of such claim but the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses thereafter incurred by the Indemnified Party in connection with the defense or prosecution thereof; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) counsel for the Indemnifying Party reasonably determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) there are defenses to such claim or proceeding that are only available to the Indemnified Party.  In any such event, whether or not the Indemnifying Party does so assume the defense or prosecution thereof, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts upon the reasonable request of such other party to cooperate in the defense or prosecution thereof and shall furnish such records and information and attend such proceedings as may be reasonably requested in connection herewith. The Indemnifying Party shall have no indemnification obligations with respect to any claim that is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed), other than any claim or demand as to which the Indemnifying Party (y) shall not have assumed the defense or prosecution thereof or (z) fails to timely defend, contest or otherwise protect the Indemnified Party. Similarly, the Indemnifying Party shall not settle any indemnifiable claim or demand without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), unless the settlement will be fully satisfied by payment of money by the Indemnifying Party, results in the full and general release of the Indemnified Parties from all liabilities relating to the claim, and involves no finding or admission of any violation of law or the rights of any person or state of fault on the part of any Indemnified Party.

7.5.Exclusive Remedy.

The rights of indemnification set forth in this Article 7 shall be the sole and exclusive remedy available to any Indemnified Party for any Losses incurred by it after the Closing as a result of any breach of the representations, warranties, covenants and agreements set forth in this Agreement or otherwise in connection with the transactions contemplated hereby; provided, however, that (a) the foregoing limitation shall not apply to any Losses that may be incurred by virtue of or result from fraud or intentional misrepresentation and (b) this Section 7.5 shall not preclude or limit either Party from exercising all available remedies in the event of any breach by the other Party of any of its covenants to be performed after the Closing.

ARTICLE  8

Conditions

8.1.	Conditions to Obligations of Sellers.

The obligations of Sellers to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions,

any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by Sellers:

(a)Compliance.  Each of the representations and warranties of CrossAmerica contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and (ii) that are qualified by materiality shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date. CrossAmerica shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)Consents and Approvals.  All material consents, approvals, Permits and authorizations required to be obtained by CrossAmerica from any governmental or regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be), in each case on terms and conditions reasonably satisfactory to Sellers.

(c)No Order. No litigation or other legal proceeding shall have been instituted or threatened, and no governmental or regulatory authority, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which, in either case, is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or unenforceable in any respect, or otherwise prohibits, restrains or hinders consummation of the transactions contemplated hereby or that challenges the validity or enforceability of this Agreement (collectively, an “Order”).

(c)Closing Deliveries.  Sellers shall have received duly executed copies of each of the documents to be delivered by CrossAmerica at the Closing pursuant to Section 2.4(b).

(d)Corporate Proceedings. All legal details and corporate and other proceedings in connection with the transactions to be consummated at the Closing shall have been taken, all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to Sellers and its counsel, and Sellers and its counsel shall have received all counterpart originals or certified or other copies of such documents as Sellers shall reasonably require.

8.2.Conditions to Obligations of CrossAmerica.

The obligations of CrossAmerica to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law, in a written instrument executed and delivered by CrossAmerica:

(a)Compliance. Each of the representations and warranties of Sellers, DMI and DMR contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and (ii) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date. Sellers, DMI and DMR shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)Consents and Approvals. All material consents, approvals, Permits and authorizations required to be obtained by Sellers, DMI and DMR from any governmental or regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been made or obtained (as the case may be); and Sellers shall have obtained all material consents to consummation of the transactions contemplated hereby of the persons listed in the applicable Diligence Reports, in each case on terms and conditions reasonably satisfactory to CrossAmerica, which shall be in full force and effect on the Closing Date and copies thereof shall have been provided to CrossAmerica at Closing.

(c)No Order.  There shall be no Order.

(d)Closing Deliveries. CrossAmerica shall have received duly executed copies of each of the documents to be delivered by Sellers, DMI and DMR at the Closing pursuant to Section 2.4(a).

(e)Diligence Report. CrossAmerica and the Conflicts Committee shall have received the Diligence Report in compliance with Section 3.5.

(f)Partnership Proceedings. All legal details and corporate and other proceedings in connection with the transactions to be consummated at the Closing shall have been taken, all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to CrossAmerica and its counsel, and CrossAmerica and its counsel shall have received all counterpart originals or certified or other copies of such documents as CrossAmerica shall reasonably require.

(g)Tax Matters. CrossAmerica shall be reasonably satisfied that CrossAmerica will be classified as a partnership for U.S. federal income tax purposes immediately following the Closing, and shall be entitled to receive and rely upon reasonable representations confirming the same, which representations shall be reasonably consistent with certifications previously issued regarding the Partnership’s non-qualifying income and its classification as a partnership for U.S. federal income tax purposes.

ARTICLE  9

Termination

9.1.Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)by the mutual written consent of Sellers and CrossAmerica;

(b)by Sellers or CrossAmerica, if the Closing shall not have occurred on or before the date that is 180 days after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached or otherwise failed to perform its obligations under this Agreement in any material respect that has contributed to the failure to consummate the Closing on or before such date;

(c)by Sellers, if there shall have been any breach by CrossAmerica of any of its representations, warranties, covenants and agreements set forth herein, which breach, (i) either individually or in the aggregate, if occurring or continuing on the Closing Date, would render impossible the satisfaction of any of the conditions set forth in Section 8.1 hereof and such breach is incapable of being remedied or (ii) if such breach is capable of being remedied, has not been remedied within 15 days after Sellers deliver written notice of such breach to CrossAmerica (any such written notice to refer specifically to this Section 9.1(c) and to describe such breach in reasonable detail); or

(d)by CrossAmerica, if there shall have been any breach by Sellers, DMI and DMR of any of their representations, warranties, covenants and agreements set forth herein, which breach (i) either individually or in the aggregate, if occurring or continuing on the Closing Date, would render impossible the satisfaction of any of the conditions set forth in Section 8.2 hereof and such breach is incapable of being remedied or (ii) if such breach is capable of being remedied, has not been remedied within 15 days after CrossAmerica delivers written notice of such breach to Sellers (any such written notice to refer specifically to this Section 9.1(d) and to describe such breach in reasonable detail).

9.2.Procedure and Effect of Termination.

(a)In the event of termination of this Agreement pursuant to this Article 9, the terminating Party shall forthwith give written notice thereof to the other Party and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by either of the Parties.

(b)If this Agreement is terminated as provided herein, neither Party shall have any liability or further obligation hereunder to the other Party, except as provided in Section 10.3 and except that nothing herein will relieve either Party from liability (i) for any breach of this Agreement which occurred prior to or in connection with such termination or (ii) for any intentional or willful and material breach of this Agreement by such Party, and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, whether arising at law or in equity, shall be preserved.

ARTICLE  10

Miscellaneous and General

10.1.Knowledge of the Parties.

For the purposes of this Agreement, the terms “Know”, “Known”, “Knowledge” and all similar phrases mean, with reference to each Party, the actual knowledge of the individuals listed under the name of such Party on Schedule 10.1 hereto, in each case based upon a reasonable inquiry of the employees of such Party who have primary responsibility for the matter in question and a reasonable review of the books and records relating to the matter in question.

10.2.Payment of Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise explicitly set forth herein, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

10.3.Survival.

The representations and warranties of the Parties set forth in Article 4 and Article 5 shall survive the Closing as set forth in Article 7. The agreements of the Parties contained in Articles 1, 2, 3, 6, 7 and this Article 10 shall survive the Closing, subject to Section 7.3(c).  The agreements of the Parties contained in Sections 9.2 and this Article 10 shall survive any termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the Closing or termination of this Agreement.

10.4.Entire Agreement; Assignment; Etc.

This Agreement and the ERA (including the Exhibits and Schedules hereto and thereto) constitute the entire agreements, and supersede all other agreements, understandings, representations and warranties, both written and oral, between the Parties with respect to the subject matter hereof, and shall not be assignable by operation of law or otherwise and (except as provided in Article 7 with respect to the Indemnified Parties) are not intended to create any obligations to, or rights in respect of, any persons other than the Parties; provided, however, that, at any time prior to the Closing, upon written notice to the other Party hereto, either Party may assign all or any part of its rights and obligations hereunder to any wholly owned subsidiary or commonly owned affiliate of such Party and, in the event of any such assignment, the assigning Party shall nevertheless remain fully responsible for all obligations of such Party hereunder.

10.5.Captions.

The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

10.6.Severability.

If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

10.7.Modification or Amendment.

The Parties hereto may modify, waive or amend any material term of this Agreement only by a written instrument duly executed and delivered by each Party after receiving the prior written consent of the Conflicts Committee (which written consent may be waived in the Conflicts Committee’s discretion).  Any consent, approval, decision or waiver that is required to be given or made, or that may be given or made, by CrossAmerica with respect to the transactions contemplated hereby that could reasonably be expected to have a material adverse effect on CrossAmerica shall first be referred to the Conflicts Committee for consideration, and the Conflicts Committee shall be permitted no less than fifteen business days to make a recommendation with respect to the consent, approval, decision or waiver.

10.8.Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the next business day if delivered by overnight courier, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the Parties at the following addresses, or on the date sent and confirmed by electronic transmission to the email address specified below (or at such other address for a party as shall be specified by notice given in accordance with this Section):

(a)If to Sellers, to:

Dunne Manning Inc.

600 West Hamilton Street, Suite 500

Allentown, Pennsylvania 18101

Attention:  President

(b)If to CrossAmerica, to:

CrossAmerica Partners LP

600 West Hamilton Street, Suite 500

Allentown, Pennsylvania 18101

Attention:  President and CEO

No provision of this Agreement, including this Section, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

10.9.Failure or Delay Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.10. Dispute Resolution Procedure.

Any dispute between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby including, without limitation, any dispute relating to whether a Party is entitled to indemnification under this Agreement or the ERA (as the case may be, a “Dispute”), shall be resolved exclusively pursuant to the dispute resolution procedures set forth on Schedule 10.10 attached hereto (the “Dispute Resolution Procedures”).

10.11.Governing Law.

THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

10.12.Consent to Jurisdiction.

Each Party irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Party of the name and address of such agent and (ii) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by law, service made pursuant to subsection (b)(i) or (ii) shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT IN ALL EVENTS TO THE DISPUTE RESOLUTION PROCEDURES, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.13.Counterparts.

This Agreement may be executed in the original or by telecopy or electronic transmission of a .pdf file containing an executed signature page, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[REMAINDER  OF  PAGE  INTENTIONALLY  LEFT  BLANK;

SIGNATURES  APPEAR  ON  FOLLOWING  PAGE]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of each of the parties hereto as of the date first written above.

CROSSAMERICA PARTNERS LP
By CROSSAMERICA GP LLC,
Its General Partner

By:/s/ Charles Nifong
Name:Charles Nifong
Title:President

DUNNE MANNING STORES LLC

By:/s/ Charles Nifong
Name:Charles Nifong
Title:President

DUNNE MANNING WHOLESALE LLC

By:/s/ Joseph V. Topper, Jr.
Name:Joseph V. Topper, Jr.
Title:President

NOVA8516 LP
By DUNNE MANNING GP LLC, its General Partner

By:/s/ Joseph V. Topper, Jr.
Name:Joseph V. Topper, Jr.
Title:President

TURNOUTZ V LP
By TURNOUTZ V LLC, its General Partner

By:/s/ John D. Reekes, III
Name:John D. Reekes, III
Title:President

DUNNE MANNING REALTY LP
By DUNNE MANNING GP LLC, its General Partner

By:/s/ Joseph V. Topper, Jr.
Name:Joseph V. Topper, Jr.
Title:President

DUNNE MANNING INC.

By:/s/ Joseph V. Topper, Jr.
Name:Joseph V. Topper, Jr.
Title:President